Exhibit 99.1

For Immediate Release

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900

FNB Financial Services Corporation Reports
Second Quarter Earnings Up 12%

GREENSBORO, N.C.--(BUSINESS WIRE)—July 19, 2006--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast, today reported second quarter 2006 net income of $2.39 million and earnings for the first six months of $4.77 million. This represents earnings per diluted share of $0.33 and $0.66, respectively. FNB earned $2.14 million in the second quarter of 2005 and $4.18 million for the first six months a year ago. Quarterly earnings and year to date earnings for 2006 increased 11.9% and 14.1%, respectively. FNB’s second quarter 2006 results produced an annualized return on average assets of 0.94% and an annualized return on average equity of 14.07%, compared with prior year results of 0.90% and 11.87%, respectively.

“Overall, the results during the first half of 2006 are encouraging. We are continuing to focus on resolving credit issues in our loan portfolio while building upon our earnings momentum,” stated Pressley A. Ridgill, President and Chief Executive Officer. “We appreciate the confidence placed in us by our customers and shareholders.”

Interest income was $18.02 million and $15.06 million for the three months ended June 30, 2006 and 2005, respectively. On a year-to-date basis, interest income amounted to $35.91 million in 2006 and $28.44 million in 2005. Interest expense totaled $8.48 million in the 2006 second quarter, an increase of $2.50 million from the year ago quarter. Interest expense on deposits was $6.98 million in the current quarter, compared to $5.25 million for the same quarter a year ago. The net interest margin for the second quarter of 2006 declined to 4.00%, as the current interest rate environment, along with increased competition for deposits, contributed to a negative impact on the margins. Net interest income totaled $9.54 million in the second quarter of 2006, an increase of $453,000, or 5.0%, compared to $9.09 million in 2005.

Noninterest income totaled $1.31 million in the second quarter of 2006, compared with $1.82 million for the same period a year ago. Noninterest expense totaled $6.85 million for the second quarter of 2006, compared with $7.05 million for the same period in 2005.

As of June 30, 2006 assets were $1.03 billion, a $20.4 million, or 2.0%, increase during the first six months of 2006. Outstanding loans totaled $750.7 million at the end of the current quarter, compared to $758.0 million at December 31, 2005. Net credit losses for the second quarter of 2006 amounted to $791,000, or 0.42% of average outstanding loans on an annualized basis, compared to 0.06% recorded in the 2005 second quarter. The allowance for credit losses to outstanding loans was 2.43% at June 30, 2006, compared to 2.53% at December 31, 2005, and 1.10% at June 30, 2005. FNB recorded provisions for credit losses of $365,000 and $638,000 for the three months ended June 30, 2006 and 2005, respectively. The decrease in the provision resulted primarily from the continued evaluation and analysis of the risk grades of loans in the credit portfolio.

During the second quarter of 2006, FNB continued working to identify and resolve credit portfolio issues. At June 30, 2006 nonperforming loans totaled $14.5 million, compared to $9.0 million at March 31, 2006 and $10.4 million at the prior yearend. While the balance of risk grade loans classified special mention, substandard, doubtful or loss increased to $86.1 million from $78.5 million at yearend 2005, the reserve requirement for these categories of loans decreased to $11.7 million from $11.8 million. Retail loans past due 90 days or more decreased from $3.1 million at December 31, 2005 to $1.4 million at June 30, 2006. The required reserve for retail loans past due 90 days or more decreased from $787,000 to $355,000.

During the past year, deposits increased $35.4 million, or 4.4%, to $846.8 million at June 30, 2006.  Other borrowings were $108.1 million and $89.2 million at June 30, 2006 and 2005, respectively. Shareholders’ equity was $69.4 million at June 30, 2006, compared to $73.4 million a year ago. During 2006, the Company repurchased 80,877 shares of its common stock at an average cost of $15.11 per share.

FNB Financial Services Corporation is a bank holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of FNB Financial Services Corporation (“FNB”). These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which FNB does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which FNB is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of FNB. For further information and other factors which could affect the accuracy of forward looking statements, please see FNB’s reports filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at FNB’s website (www.fnbsoutheast.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. FNB undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

FINANCIAL SUMMARY

										Second
										Quarter	Six Months Ended
	2006				2005					2006-2005	June 30
	Second		First		Fourth	Third		Second		Percent					Percent
	Quarter		Quarter		Quarter	Quarter		Quarter		Variance	2006		2005		Variance

Average Balances
(Dollars in thousands)

Assets	$1,022,267		$1,015,797		$1,011,103	$996,274		$954,786		7.1%	$1,019,050		$927,089		9.9%
Loans	759,948		760,026		764,331	767,524		737,735		3.0	759,988		714,586		6.4
Investment securities	209,041		204,468		181,222	162,760		153,411		36.3	206,767		147,719		40.0
Earning assets	977,031		974,586		953,263	939,458		899,522		8.6	975,815		870,990		12.0
Noninterest-bearing deposits	89,311		87,174		89,999	87,335		86,656		3.1	88,248		82,693		6.7
Interest-bearing deposits	734,631		741,104		733,000	729,740		694,494		5.8	737,850		677,260		8.9
Interest-bearing liabilities	827,762		850,713		831,665	821,369		781,663		5.9	826,358		758,983		8.9
Shareholders' equity	68,897		68,203		74,153	73,592		72,154		(4.5)	68,552		71,490		(4.1)

Period-End Balances
(Dollars in thousands)

Assets	$1,027,827		$1,019,878		$1,007,406	$1,011,778		$979,446		4.9%
Loans	750,725		754,921		757,967	771,359		763,255		(1.6)
Investment securities	204,855		203,824		201,890	178,422		155,568		31.7
Earning assets	968,126		965,004		964,431	954,139		924,506		4.7
Noninterest-bearing deposits	90,116		89,996		92,884	88,809		95,335		(5.5)
Interest-bearing deposits	756,668		746,422		731,746	741,021		716,031		5.7
Interest-bearing liabilities	864,769		855,611		839,826	839,032		805,184		7.4
Shareholders' equity	69,363		68,986		67,233	74,605		73,360		(5.4)

Asset Quality Data
(Dollars in thousands)

Nonperforming loans	$14,490		$8,966		$10,386	$4,108		$4,002			$14,490		$4,002
Other nonperforming assets	1,609		1,527		1,483	1,485		2,554			1,609		2,554
Net credit losses	791		1,232		3,629	422		102			2,023		291
Allowance for credit losses	18,239		18,665		19,142	9,333		8,380			18,524		8,380
Nonperforming loans
to outstanding loans	1.93%		1.19%		1.37	0.53%		0.52%			1.93%		0.52%
Annualized net credit losses
to average loans	0.42		0.65		1.90	0.22		0.06			0.53		0.08
Allowance for credit losses
to outstanding loans	2.43		2.47		2.53	1.21		1.10			2.43		1.10
Allowance for credit losses
to nonperforming loans	125.87	X	208.18	X	184.31	227.19	X	209.40	X		1.28	X	2.09	X

FINANCIAL SUMMARY

						Second
						Quarter	Six Months Ended
	2006		2005			2006-2005	June 30
	Second	First	Fourth	Third	Second	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2006	2005	Variance

Income Statement Data
(Dollars in thousands, except share data)

Interest income:
Loans	$15,814	$15,757	$15,363	$14,917	$13,630	16.0%	$31,571	$25,732	22.7%
Other	2,204	2,131	1,819	1,575	1,431	54.0	4,335	2,706	60.2
Total interest income	18,018	17,888	17,182	16,492	15,061	19.6	35,906	28,438	26.3
Interest expense	8,479	7,786	7,181	6,690	5,975	41.9	16,265	10,839	50.1
Net interest income	9,539	10,102	10,001	9,802	9,086	5.0	19,641	17,599	11.6
Provision for credit losses	365	755	13,627	1,187	638	(42.8)	1,120	1,318	(15.0)
Net interest income after
provision for credit losses	9,174	9,347	(3,626)	8,615	8,448	8.6	18,521	16,281	13.8
Noninterest income	1,311	1,332	1,696	1,734	1,815	(27.8)	2,643	3,953	(33.1)
Noninterest expense	6,846	7,057	7,276	6,993	7,045	(2.8)	13,903	13,937	(0.2)
Income before income tax expense	3,639	3,622	(9,206)	3,356	3,218	13.1	7,261	6,297	15.3
Income tax expense	1,249	1,244	(3,601)	1,138	1,083	15.3	2,493	2,119	17.6
Net income	$2,390	$2,378	($5,605)	$2,218	$2,135	11.9	$4,768	$4,178	14.1

Net income per share:
Basic	$0.34	$0.34	($0.80)	$0.32	$0.30	13.3%	$0.68	$0.60	13.3%
Diluted	$0.33	$0.33	($0.80)	$0.31	$0.29	13.8%	$0.66	$0.58	13.8%
Cash dividends per share	$0.12	$0.12	$0.12	$0.11	$0.11	9.1%	$0.24	$0.22	9.1%

Other Data

Return on average assets	0.94%	0.95%	(2.20)	0.88%	0.90%		0.94%	0.91%
Return on average equity	14.07	14.14	(29.99)	11.96	11.87		14.03	11.79
Net yield on earning assets	4.00	4.28	4.24	4.21	4.12		4.14	4.15
Efficiency	61.87	60.70	61.23	59.77	63.67		61.29	63.70
Equity to assets	6.74	6.71	7.33	7.39	7.56		6.73	7.71
Loans to assets	74.34	74.82	75.59	77.04	77.27		74.58	77.08
Loans to deposits	92.23	91.76	92.87	93.94	94.44		92.00	94.03
Noninterest - bearing deposits
to total deposits	10.84	10.52	10.94	10.69	11.09		10.68	10.88

COMMON STOCK DATA

	2006		2005
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$15.16	$16.05	$16.40	$17.58	$18.39
High	15.67	16.46	17.89	18.52	20.25
Low	14.70	14.00	14.40	16.56	16.82
Book value	9.81	9.79	9.55	10.60	10.49
Dividend	0.12	0.12	0.12	0.11	0.11
Shares outstanding at period-end	7,048,976	7,045,335	7,038,110	7,036,148	6,995,029
Average shares outstanding	7,074,254	7,040,964	7,036,704	7,003,950	6,991,912
Shares traded	544,000	474,471	282,011	194,165	263,966